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Exhibit 10.4
Confidential treatment requested

LICENSE AGREEMENT

    This Agreement is effective as January 1, 1998, and is by and between Brookhaven Science Associates, LLC. ("Licensor"), operator of Brookhaven National Laboratory, Upton, New York 11973, under contract with the U. S. Department of Energy, and Seattle Genetics, Inc., ("Licensee") having a principal place of business at 22215 26th Avenue S. E., Bothell, WA 98021.

    Licensor represents that it is the owner by assignment of all rights, title and interest in the patent properties covering the T7 technology.

    Licensor represents that it has the right to grant licenses under said patent properties, subject to a non-exclusive, non-transferable, irrevocable, paid-up license heretofore granted to the U.S. Government to practice or have practiced the invention(s) covered by said Patent Rights for or on behalf of the United States Government.

    Licensor desires to have said patent properties utilized in the public interest and is willing to grant a license thereunder on the terms and conditions set forth herein.

    Licensee desires to secure a non-exclusive license under said patent properties to use the T7 technology to produce anti-cancer products.

    Licensee also desires to secure a non-exclusive license to enter into sublicense agreements with Affiliates and Product Development Partners to produce, test and sell or otherwise commercially use said Designated Protein Product, or derivatives thereof:

    Accordingly, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

I—DEFINITIONS

    (a) The term "Patent Rights" shall mean:

      1.  United States Patent No. 4,952,496 issued August 28, 1990 in the names of F. William Studier, Parichehre Davanloo, Alan H. Rosenberg, Barbara Moffatt and John J. Dunn entitled "Cloning and Expression of the Gene for Bacteriophage T7 RNA Polymerase", and any reissue thereof;

      2.  U.S. Patent No. 5,693,489 issued December 2, 1997 in the names of F. William Studier, Parichehre Davanloo, Alan H. Rosenberg, Barbara Moffatt and John J. Dunn entitled "Cloning and Expression of the Gene for Bacteriophage T7 RNA Polymerase", and any reissue thereof;

      3.  U.S. Patent Application Serial No. [*], and any continuations, continuations-in-part, or divisionals of said application, and any patents or reissue of patents that issue thereon.

    (b) The term "Valid Claim" means and includes a claim contained in the Patent Rights which has not expired, which has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

    (c) The term "Designated Product" shall mean a protein or other product produced through use of the T7 technology.

[*]   Confidential treatment requested

    (d) The term "Licensed Product" means and includes Designated Product or derivatives thereof produced during the term of this Agreement by use of any invention covered by a Valid Claim in the Patent Rights, and any product the manufacture, use or sale of which incorporates said Designated Product or derivatives thereof.

    (e) The term "Net Sales Proceeds" shall mean the actual price at which each Licensed Product is sold by Licensee, Affiliate or Product Development Partner, less the following sums actually paid or credited:

    i.
    sales, excise or value added taxes tariffs and duties directly imposed with reference to particular sales;

    ii.
    outbound transportation, freight, postage and similar charges prepaid or allowed;

    iii.
    insurance coverage for such outbound transportation;

    iv.
    amounts allowed or credited on returns, rejections, defects or recalls;

    v.
    amounts allowed as customary trade, quantity or cash discounts and rebates;

    vi.
    currency exchange fees in respect of receipts in other than U. S. dollars.

    (f)  The term "Affiliate" means any corporation or other business entity controlled by Licensee, with "control" meaning ownership of more than fifty percent (50%) of the voting stock, or receipt of more that fifty percent (50%) interest in the income, of such corporation or other business entity.

    (g) The term "Product Development Partner" means any business entity that shall receive from Licensee a sublicense to practice the Patent Rights so as to carry out the commercial development, testing, manufacture, use and/or sale of Licensed Product for one specific application of said Licensed Product.

II—GRANT

    (a) Subject to the rights of the U.S. Government, defined in Public Law 98-620 and the implementing regulations at 37CFR Part 401, Licensor hereby grants to Licensee for the life of this Agreement:

    1.
    a non-exclusive license under the Patent Rights, to make, have made, use, and/or sell Licensed Products for human and non-human applications;

    2.
    the right under the Patent Rights to grant to an Affiliate a sublicense; and,

    3.
    the right under the Patent Rights to grant to Product Development Partner(s) a single sublicense for each specific application of Licensed Product.

    (b) Any sublicense granted under the provisions of paragraph (a) above shall be subject to the following:

    i.
    the sublicense granted by Licensee shall be subject to the terms and conditions of this Agreement, including without limitation, the insurance requirement in Article VI, paragraphs d and e, hereof;

    ii.
    said sublicense shall require that the Net Sales Proceeds reported and used in the calculation of the royalties due from sale or commercial use or disposition of Licensed Product(s) by Product Development Partner shall be the amounts billed to end users;

    iii.
    said sublicense shall be made to include terms that cause it to be automatically terminated by termination, for any reason or cause, of this Agreement between Licensor and Licensee;

    iv.
    said sublicense shall be made non-assignable and non-transferable without the prior written consent of Licensee; and

    v.
    Licensee agrees to forward to Licensor a fully executed copy of any sublicense agreement or any amendment thereof or notice of assignment or transfer thereof within thirty (30) days of execution of said sublicense agreement, amendment or assignment or transfer.

    (c) Nothing herein shall be construed to prevent Licensor from licensing any invention covered by the Patent Rights hereunder to any other for the purpose of manufacturing, using or selling any such invention.

III—LICENSE FEE

    (a) As partial consideration for the granting of this license, Licensee agrees to pay Licensor the sum of [*] U.S. Dollars ($[*]). This sum shall not be applied against any royalty payments due under Article IV hereof. Said license fee shall be payable by Licensee to Licensor within thirty (30) days of the latest date of signature hereto of this Agreement.

    (b) Thereafter, Licensee agrees to pay to Licensor, as an annual license maintenance fee, the sum of [*] U.S. Dollars ($[*]), payable by Licensee to Licensor within thirty (30) days of the anniversary of the effective date of this Agreement and continuing until such time as minimum royalties as required by Article IV, below, are due for any Licensed Product.

IV—REPORTS AND ROYALTIES

    (a) Commencing in the calendar year 1999, Licensee agrees to make written reports to Licensor biannually, within sixty (60) days after the first day of each January and July during the life of this Agreement, and, as of such dates, stating in each such report the tradename or other description it uses in selling any Licensed Product, and the total Net Sales Proceeds during the preceding six calendar months. The first such report shall include all Net Sales Proceeds from the effective date of this Agreement to the date of said report. Such biannual reports shall provide the particulars of the business conducted by Licensee during the preceding six (6) month period under this license Agreement as are pertinent to a royalty accounting. These shall include at least the following:

    1.
    all Licensed Products manufactured, used, sold or otherwise disposed of;

    2.
    total billings for Licensed Products sold, used or otherwise disposed of;

    3.
    calculation of Net Sales Proceeds; and

    4.
    total royalties due.

In addition, Licensee agrees that following any six month period in which no Licensed Products were sold, bi-annual sales reports required by this Article IV shall so state.

    (b) Concurrently with the making of each such report required by paragraph (a) of this Article IV, Licensee will pay to Licensor a royalty of [*] percent ([*]%) of the Net Sales Proceeds.

    (c) Commencing in the calendar year in which the first sale of Licensed Product is made, Licensee agrees to pay to Licensor minimum annual royalties according to the following schedule:

    i.
    a sum of [*] U.S. Dollars (U.S. $[*]) for each of the first [*] in which Licensed Product is sold;

    ii.
    a sum of [*] U.S. Dollars (U.S. $[*]) for each of the [*] ([*]) through the [*] in which Licensed Product is sold; and,

    iii.
    a sum of [*] U.S. Dollars (U.S. $[*]) for the [*] and for each calendar year thereafter in which Licensed Product is sold.

In the event that the actual royalties for any calendar year exceed the specified minimum royalty figure for that year, it is understood that no minimum royalties are to be paid for that year. In the event that the actual royalties paid for a calendar year are less than the specified minimum royalty for that year, Licensee shall be obligated to pay within sixty (60) days after the end of each such year the difference between the actual royalties it paid during said year and the minimum royalty specified for that year to satisfy this minimum royalty provision.

    (d) Royalty payments by Licensee to Licensor as provided under paragraphs (b) and (c) of this Article IV shall not be reduced as a result of any requirement that Licensee make royalty payments to third parties, including but not limited to Licensee's Affiliate or Product Development Partner, in order to practice the Patent Rights, regardless of the extent and/or amount of said payments to third parties.

    (e) Licensee agrees to make a written report to Licensor within sixty (60) days after the date of any termination of this Agreement, stating in such report the total Net Sales Proceeds up to such date of termination which were not previously reported to Licensor.

Concurrently with the making of this report, Licensee will pay to Licensor all royalties due on the basis of this report at the rate defined in paragraphs (b) and (c) of this Article.

    (f)  All monies payable hereunder shall be paid in United States Dollars.

V—AUDITING

    (a) Licensee agrees to keep for a period of three years the records used to prepare the reports required by Article IV hereof. Such records shall be in sufficient detail to enable the royalties and licensing fees payable hereunder by Licensee to be clearly and fully determined. Licensee further agrees to permit such records to be examined from time to time, but not more frequently than bi-annually, to the extent necessary to verify the reports provided for in Article IV hereof, such examination to be made at the expense of Licensor by an auditor appointed by Licensor, or at the option and expense of Licensee, by an independent Certified Public Accountant who shall be appointed by Licensee and who shall be acceptable to Licensor.

    (b) Licensor agrees to maintain in confidence the information reported to it in Licensee's biannual sales reports and any confidential information it obtains through its audit rights. Licensor will neither disclose this information outside of its organization nor use this information for any purpose other than collection of royalties from Licensee under this Agreement.

    (c) Licensee agrees that the confidentiality and use provisions of this Article shall not apply to the following:

    (1)
    any information which appears in printed publications or which otherwise is or becomes generally known in the trade other than through the fault of Licensor;

    (2)
    any information which Licensor can show by written records was in its possession prior to the disclosure hereunder; or

    (3)
    any information which comes into the possession of Licensor without covenants of secrecy from another party who is under no obligation to Licensee to maintain the confidentiality of the information.

VI—DISCLAIMER. INDEMNIFICATION, HOLD HARMLESS AND INSURANCE

    (a) Licensor makes no representation or warranty, either expressed or implied, and no representation or warranty shall be implied, with respect to the License herein granted other than that Licensor has the right to grant said license.

    (b) Nothing in this Agreement shall be construed as:

    (1)
    a warranty or representation by Licensor as to the validity or scope of any Patent Rights;

    (2)
    a warranty or representation that any product made, used, sold or otherwise disposed of or any method practiced under any license granted under this Agreement is or will be free from infringement or claims of infringement of patents, copyrights or any other property right of third parties; or

    (3)
    granting by implication, estoppel or otherwise any licenses or rights under patents or other property rights of Licensor other than said Patent Rights, regardless of whether such patents are dominant or subordinate to any Patent Rights.

    (c) Licensor shall not be liable for any injury, losses or damages, including special or consequential damages or losses incurred by Licensee, nor for claims for such damages, losses or other injuries asserted or levied against Licensee, arising out of Licensee's practice of the Grant set forth in Article II of this Agreement. Licensee shall indemnify and hold harmless Licensor and the U.S. government from any claims, actions, judgements or awards arising out of Licensee's practice of the Grant set forth in Article II, or out of Licensee's manufacture, use, sale or disposition of Licensed Products.

    (d) Licensee shall, at the time of signing this Agreement, have in effect and shall thereafter maintain throughout the continuing life of this Agreement, a liability insurance policy in an amount of at least [*] U.S. dollars ($[*]) coverage for claims arising out of the manufacture, use, sale or disposition of Licensed Products for non-human applications, and Licensee shall have Licensor designated as named insured in said policy, at no expense to Licensor. Licensee shall, at the time of signing of this Agreement, deliver to Licensor a Certificate of Insurance evidencing such liability insurance policy and showing Licensor as an additional named insured.

    (e) Licensee shall, at the time of initiating tests of Licensed Product(s) in human subjects, have in effect a liability insurance policy in an amount of at least [*] U. S. dollars ($[*]) coverage for claims arising out of the manufacture, use, sale or disposition of Licensed Products for human applications. Licensee shall have Licensor designated as named insured in said policy, at no expense to Licensor. Prior to initiating said tests of Licensed Product(s) in human subjects, Licensee shall deliver to Licensor a Certificate of Insurance evidencing such liability insurance policy and showing Licensor as named insured. Licensee shall maintain said $[*] liability insurance policy throughout the period of testing of Licensed Product(s) in human subjects, for the duration of the period of marketing of Licensed Product(s) for human applications and for [*] ([*]) [*] after either the cessation of marketing of Licensed Product(s) for human applications or the termination of this Agreement, whichever transpires first. Said [*] ([*]) [*] obligation to maintain said $[*] liability insurance policy shall apply following the first sale by Licensee of Licensed Product(s) for human applications.

    (f)  Licensee further agrees to periodically provide evidence of its continuing to maintain insurance coverage required by this Article in the amounts of the said [*] ($[*]) or [*] ($[*]) U. S. Dollars.

VII—INFRINGEMENT OF LICENSOR'S PATENT RIGHTS BY THIRD PARTIES

    (a) Should Licensee become aware of any infringement or alleged infringement in the United States, its territories and possessions, of any of the Patent Rights, Licensee shall promptly notify Licensor in writing of the name and address of the alleged infringer and of the alleged acts of infringement, and provide any available evidence of the alleged acts of infringement.

    (b) Licensor shall not be obligated to prosecute against any third party any suit for infringement of the aforesaid Patent Rights.

    (c) If, at any time during this Agreement, Licensor shall be unable to uphold the validity of any of the Patent Rights against any alleged infringer, Licensee shall not have or assert any damage claim or a claim for refund or reimbursement against Licensor.

VIII—SUCCESSOR RIGHTS

    (a) The obligations of Licensee hereunder, including the obligations to make reports and pay royalties, shall run in favor of the successors, assigns or other legal representatives of Licensor.

    (b) Licensee's rights under this Agreement and the license herein granted shall not be assigned for the benefit of creditors of Licensee or otherwise, nor shall such rights or license pass to any receiver of Licensee's assets, except for a person or corporation succeeding to the entire business and good will of Licensee in the manufacture and sale of Licensed Products as the result of a sale, consolidation, reorganization or otherwise, provided such person or corporation shall, without delay, accept in writing the provisions of this Agreement and agree to become in all respects bound thereby in the place and stead of Licensee. Licensee's rights under this Agreement and the license herein granted shall not be otherwise transferred without the written consent of Licensor.

IX—UNITED STATES GOVERNMENT EXPORT CONTROL REGULATIONS

    (a) The Export Control Regulations of the U.S. Department of Commerce prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities listed in the Regulations, unless the exporter has received certain written assurance from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, Licensee therefor hereby gives its assurance to Licensor that it will comply with all of the requirements of the U.S. Export Control Regulations.

    (b) Violation of the U.S. Export Control laws or regulations by Licensee shall constitute grounds for Licensor, in its sole discretion, to terminate this license agreement. Failure to obtain any needed export control license may result in criminal liability under the United States law.

X—TERM AND TERMINATION

    (a) Unless previously terminated in accordance with the following provisions of this Article X, this Agreement shall become effective as of the date set forth at the outset of this Agreement and shall run to the end of the term of the last to expire patent in the Patent Rights licensed hereunder, and shall thereupon expire.

    (b) If Licensee shall at any time default in the payment of any license fee or royalty or in the making of any report hereunder, or shall commit any breach of any covenant herein contained, and shall fail to remedy any such default or breach within thirty (30) days after written notice thereof by Licensor, then Licensor may, at its option, terminate the license and all other rights herein granted, by giving notice to Licensee in writing to such effect.

    (c) After two years from the effective date of this Agreement, Licensee shall have the right to terminate the prospective effect of the license hereunder at any time by written notice given to the Licensor at least six (6) months prior to the date when such termination is to become effective.

    (d) Any termination or expiration of this Agreement shall not relieve Licensee from its obligations under Article IV hereof to make a terminal report and maintain records, or from its liability for payment of royalties on Licensed Products sold or otherwise disposed of hereunder prior to the date of such termination or expiration, or for payment of annual minimum royalties due, and shall not prejudice the right of Licensor to recover any royalty or other sums or consideration due or accrued at the time of such termination or expiration and shall not prejudice any cause of action or claim of Licensor accrued on account of any breach or default by Licensee.

    (e) Any termination or expiration of this Agreement shall not prejudice the right of Licensor to conduct a final audit of the records of Licensee in accordance with the provisions of Article V hereof.

XI—ADVERTISING

    Neither the granting of the license herein granted by Licensor nor the acceptance of the license fee or royalties hereunder by Licensor shall constitute Licensor's approval of, or acquiescence in, advertising or other business practices of Licensee, nor an approval of or acquiescence in any use of the corporate name of Licensor, or any use of the name Brookhaven National Laboratory, or any use of the name(s) of the inventors of the Patent Rights licensed, or of the names of any agencies of the U.S. Government, in connection with the manufacture, advertising, use or sale of Licensed Products, and Licensor hereby expressly reserves all rights of actions with respect thereto.

XII—NOTICES

    (a) Any notice pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to a party by certified mail, postage prepaid, addressed to it at its address below:

    For Licensor:

    Margaret C. Bogosian, Manager
    Office of Economic Development and Technology Transfer
    Brookhaven National Laboratory
    Building No. 475D
    P.O. Box 5000
    Upton, New York 11973-5000
    Telephone: 516-344-7338
    Fax: 516-344-3729
    E-mail: OTT@bnl.gov

    For Licensee:

    Dr. Perry Fell
    President
    Seattle Genetics, Inc.
    22215 26th Avenue S. E.
    Bothell, WA 98021
    Telephone: 425-489-8834
    Fax: 425-489-4798
    E-mail: pfell@seagen.com

    Alternatively, such notices may be delivered to such other address or addresses as either Licensor or Licensee, respectively, may later establish by written notice to the other.

    (b) Any payments due from Licensee to Licensor hereunder shall be made as follows:

CHECK PAYABLE TO:	Brookhaven Science Associates, LLC.
CHECK MAILED TO:	Margaret C. Bogosian Manager Office of Economic Development and Technology Transfer Brookhaven National Laboratory Bldg. 475D, P.O. Box 5000 Upton, NY 11973-5000

XIII—APPLICABLE LAW

    This Agreement shall be construed, interpreted and applied in accordance with the laws of the United States and of the State of New York.

XI—ENTIRE UNDERSTANDING

    This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and any modification of this Agreement shall be in writing and shall be signed by a duly authorized representative of each party. There are no understandings, representations or warranties with respect to the subject matter hereof, except as herein expressly set forth, and no rights are granted hereunder except as expressly set forth herein. This Agreement does not modify or affect any pre-existing or subsequent separate formal written Agreement between the parties hereto concerning the in-house, non-commercial research use of the T7 technology.

    The parties hereto have duly executed this Agreement.

LICENSOR:
BROOKHAVEN SCIENCE ASSOCIATES, LLC.
By:	/s/ DR. ADRIAN ROBERTS Dr. Adrian Roberts
Title	Associate Laboratory Director
Date:	7/2/98
LICENSEE:
SEATTLE GENETICS, INC.
By:	/s/ H. PERRY FELL H. Perry Fell
Title:	President
Date:	6/15/98

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LICENSE AGREEMENT
  I—DEFINITIONS
  II—GRANT
  III—LICENSE FEE
  IV—REPORTS AND ROYALTIES
  V—AUDITING
  VI—DISCLAIMER. INDEMNIFICATION, HOLD HARMLESS AND INSURANCE
  VII—INFRINGEMENT OF LICENSOR'S PATENT RIGHTS BY THIRD PARTIES
  VIII—SUCCESSOR RIGHTS
  IX—UNITED STATES GOVERNMENT EXPORT CONTROL REGULATIONS
  X—TERM AND TERMINATION
  XI—ADVERTISING
  XII—NOTICES
  XIII—APPLICABLE LAW
  XI—ENTIRE UNDERSTANDING